Exhibit 99.1

FOR IMMEDIATE RELEASE OCTOBER 24, 2003 FOR FURTHER INFORMATION CONTACT DAVID A. BOCHNOWSKI (219) 853-7575

NORTHWEST INDIANA BANCORP REPORTS

QUARTERLY EARNINGS INCREASE

     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported earnings of $1.5 million, or $0.56 earnings per basic and $0.55 earnings per diluted share for the quarter ended September 30, 2003, compared to $1.4 million, or $0.51 earnings per basic and diluted share for the same period a year earlier. The current quarter earnings represent a 10.1% increase over the third quarter earnings reported during the prior year.

     For the nine months ended September 30, 2003 the Bancorp reported earnings of $4.5 million, or $1.62 earnings per basic and $1.60 earnings per diluted share compared to $4.1 million, or $1.49 earnings per basic and $1.48 earnings per diluted share for the same period a year earlier.

     The current quarter earnings represent a return on assets (ROA) of 1.23% and return on equity (ROE) of 15.18%, while ROA for the nine months was 1.22% and ROE was 14.77%.

     David Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to growth, strong core earnings, increased income from banking activities, and operating efficiencies.

     “Customer response to our friendly service and quality products has fueled consistent asset growth and quality earnings. We are pleased to report that Peoples Bank now has over 500 million dollars in assets, a significant achievement in our strategic plan to serve Northwest Indiana,” Bochnowski said.

     During the nine months total assets grew $39.5 million, or 8.1%, to $527.5 million. Loan growth totaled $25.0 million, or 6.6%, with increases taking place in construction and development loans, residential loans, commercial real estate loans, and loans to local governmental agencies. Loan growth was funded by retail deposits. Core accounts, which include checking, savings, money market and sweep accounts grew $33.5 million or 15.0%. Balances in these accounts represented 53.4% of the Bancorp’s total funds at September 30, 2003.

     Core earnings or net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $4.8 million for the current quarter, compared to $4.5 million for the quarter ended September 30, 2002. For the nine months ended September 30, 2003, core earnings totaled $13.7 million compared to $12.6 million for the same period a year earlier, an increase of 7.1%.

     The Bancorp’s net interest margin, net interest income divided by average interest-earning assets, was 4.06% for the current quarter, compared to 4.10% for the quarter ended September 30, 2002. For the nine months ended September 30, 2003, the net interest margin was 4.06% compared to 4.03% for the same period a year earlier.

     Income from other banking activities increased by 9.6% for the current nine months, compared to the same period of the prior year. The improvement was due to increased income from fees and service charges and gains taken on loan sales and securities because of the change in the current interest rate environment.

The Bancorp’s focus on being a low cost provider of high quality services is reflected in an efficiency ratio of 53.9% for the quarter and 54.3% for the current nine months. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period and indicates the Bancorp’s ability to manage operating costs.

Despite the current general economic pressures, the Bancorp’s nonperforming loans to total assets remains at the manageable level of 0.42%, with no foreclosed real estate reported. The Bancorp continues to maintain an adequate reserve for loan losses that was .95% of total loans at September 30, 2003.

     “Asset quality remains strong despite the uncertain outlook of the national and local economy. Our borrowers continue to weather current conditions despite the downturn in the manufacturing sector,” noted Bochnowski.

At September 30, 2003, shareholders’ equity stood at $40.9 million or 7.8% of total assets. The book value of the Bancorp’s stock stood at $14.88 per share.

During the current quarter, the construction of a state-of-the-art corporate center was completed in Munster, Indiana. The new facility will afford the Bancorp the opportunity to continue offering superior customer service, while providing for future growth and operating efficiencies.

     The NorthWest Indiana Bancorp stock is quoted on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area and competition. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission.